Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Form S‑8 No. 033-52103 and Form S-8 No. 333-74459) of our report dated June 23, 2015, with respect to the financial statements and schedule of Ingles Markets, Incorporated Investment/Profit Sharing Plan included in this Annual Report on Form 11-K for the year ended December 31, 2014.

Charlotte, North Carolina

June 23,  2015